NEWS RELEASE
FOR IMMEDIATE RELEASE

RUBY TUESDAY REPORTS SECOND QUARTER FISCAL 2014 RESULTS

MARYVILLE, TN – January 8, 2014 – Ruby Tuesday, Inc. (NYSE: RT) today reported financial results for the fiscal second quarter ended December 3, 2013.

Results for the second quarter include:

•
Total revenue from continuing operations of $276.2 million compared to $300.1 million in the same quarter of the prior year, a decrease of $23.9 million primarily due to a decrease in same-restaurant sales at Company-owned Ruby Tuesday restaurants.

•
Same-restaurant sales decreased 7.8% at Company-owned Ruby Tuesday restaurants and decreased 5.3% at domestic Ruby Tuesday franchise restaurants compared to the same quarter of the prior year.  Same-restaurant guest counts were down 6.3% for the quarter, but reflected an improvement over the first quarter decline of 10.8%.

•
Net loss from continuing operations of $34.7 million compared to net loss of $4.2 million from continuing operations for the same quarter in the prior year.  As shown below, excluding special items, net loss from continuing operations was $25.9 million compared to a net loss from continuing operations of $2.9 million in the same quarter of the prior year.

•
Diluted loss per share from continuing operations of $0.58 compared to a diluted loss per share from continuing operations of $0.07 in the same quarter of the prior year. As shown below, excluding special items, diluted loss per share from continuing operations was $0.43 compared to a diluted loss per share from continuing operations of $0.05 in the same quarter of the prior year.

•
Increased our income tax valuation allowance by $14.6 million, primarily related to current and prior year federal tax credits and state net operating loss carryforwards.  Due to losses in recent years, we recorded a full valuation allowance for deferred tax assets in the prior year and increased the valuation allowance in the current period for deferred tax assets arising from our tax credit and state net operating loss carryforwards.  Our

Ruby Tuesday, Inc.
News Release
January 8, 2014
Page -2-

valuation allowance for deferred tax assets will not be reversed until we have sufficient taxable income.
•	Recorded $12.3 million in pre-tax non-cash asset impairment charges and $1.7 million in additional lease reserves related to underperforming or closed Company-owned restaurants.
•
Recorded in the second quarter $2.5 million in transition-related expenses associated with the Company’s previously announced corporate restructuring. This action is expected to reduce selling, general, and administrative (SG&A) expenses by $5.9 million annually. The impact to the current fiscal year, excluding the transition-related expenses, is expected to be $2.9 million in reduced SG&A expenses.

•
Closed on a four-year $50 million new revolving credit facility with the option to increase the facility by up to $35 million. The Company recorded a pre-tax non-cash charge of $0.9 million for the write-off of unamortized loan fees related to our prior credit facility which was extinguished.

Store Development

•	The Company did not open or close any new Ruby Tuesday restaurants during the quarter. Domestic and international franchisees opened two and closed one Ruby Tuesday restaurant.
•	One Company-owned Lime Fresh restaurant was opened and one was closed during the quarter. Franchisees did not open or close any Lime Fresh restaurants.

Update on Cost Structure Reductions
As announced in the Company’s first quarter earnings release, the Company has undertaken a comprehensive review of its cost structure. In addition to the second quarter corporate restructuring, the following actions have been taken:
•
In December 2013 the Company initiated additional corporate restructuring efforts which are expected to provide an incremental reduction in SG&A expenses of $1.1 million starting in fiscal 2015.  Exclusive of expected transition-related costs of $0.5 million in the third quarter, the impact to the second half fiscal 2014 is expected to be a $0.5 million reduction in SG&A expense.

Ruby Tuesday, Inc.
News Release
January 8, 2014
Page -3-

•
The Company has conducted a thorough review of its restaurant real estate portfolio and will close 30 locations, 15 of which will be closed upon lease expiration. Of the 30 restaurant closures, 27 are expected to close in third quarter and three are expected to close in fourth quarter. The Company recorded a pre-tax non-cash asset impairment charge of $4.4 million in second quarter related to these restaurants.  The Company expects to incur additional charges of $2.0 million in the third quarter related to lease reserves and other closing costs associated with this action.   Eight of the restaurants to be closed are Company-owned and will be marketed for sale after the closing date.

•
The Company identified initiatives that are estimated to result in a $6.0 million annual reduction to cost of merchandise beginning in fiscal 2015. These initiatives are estimated to save $2.0 million in the second half of fiscal 2014.

The Company continues to focus on cost reduction, particularly in cost of merchandise, restaurant operating costs, and SG&A expenses.

CEO Comment

JJ Buettgen, Chairman, President and CEO, commented, "We made solid progress in the second quarter as our strategies to reposition Ruby Tuesday to a more casual, energetic, and broadly-appealing brand began to gain traction.  We continue to focus on the four pillars of our brand transformation:  menu, service, atmosphere, and communication.  The second quarter was the first full quarter that our initial wave of new menu items was available to the entire system.  Our new pretzel burgers and flatbreads, which were launched late in the first quarter, were followed with the introduction of fresh, hand-breaded chicken tenders on November 18th.  Our new menu items were highlighted during the quarter with brand-building TV advertising designed to showcase our delicious and affordable new foods and capture the casual and approachable personality of Ruby Tuesday.  Same-restaurant sales for the second quarter started out soft but showed improvement in the last two months of the quarter.   Same-restaurant guest counts also reflected improvement versus the first quarter and improvement through the second quarter.

We are committed to our brand transformation strategy and in building on this early momentum.  A critical piece of our brand transformation is lowering our overall cost structure and we will

Ruby Tuesday, Inc.
News Release
January 8, 2014
Page -4-

continue to aggressively work toward implementing cost savings in areas that do not negatively impact the guest experience.  Our teams’ top priorities are to increase guest counts and grow same-restaurant sales.   We believe the path to this success is through a menu that is innovative and affordable; service that delivers a solid guest experience in an atmosphere that is fun and energetic; and communicating with effective advertising and promotions that bring the brand transformation to life and reshapes consumer perceptions of the Ruby Tuesday brand.”

Fiscal 2014 Outlook

As we discussed on our fourth quarter fiscal 2013 earnings call, as a result of a number of strategic initiatives we are implementing to reposition our brand, combined with the challenging casual dining environment, we are not providing earnings guidance for fiscal 2014.  There are, however, certain items which we would like to highlight, including the following:

•	Same-Restaurant Sales – We anticipate same-restaurant sales to be down mid single digits in the third quarter and down low single digits to flat in the fourth quarter.
•
Tax Credits – We do not anticipate recognizing a benefit from FICA Tip and Work Opportunity Tax Credits generated during fiscal 2014.  The historical income tax benefit from these tax credits has been $2.2 - $2.4 million per quarter. As was the case in our second quarter, further taxable losses in fiscal 2014 would result in additional tax credit deferred tax valuation allowances above historical levels as credits previously utilized in prior years would become limited due to carryback of fiscal 2014’s net operating loss to those years.

•	Capital Expenditures – Estimated to be $29 - $33 million for the year, inclusive of approximately $5 million in capital initiatives to drive expense savings.
•	Excess Real Estate – We expect to generate $12 - $15 million of cash proceeds from the disposition of excess real estate in fiscal 2014.

Non-GAAP Earnings Reconciliation

The Company believes excluding special items from its financial results provides investors with a clearer understanding of the Company’s ongoing operating performance and comparison to prior-period results.

Ruby Tuesday, Inc.
News Release
January 8, 2014
Page -5-

Ruby Tuesday, Inc.
Reconciliation of Net Income from Continuing Operations Excluding Special Items
(Amounts in thousands except per share amounts)
(Unaudited)
	13 Weeks	13 Weeks	26 Weeks	26 Weeks
	Ended	Ended	Ended	Ended
	December 3,	December 4,	December 3,	December 4,
	2013	2012	2013	2012

Net Income from Continuing Operations	$ (34,737)	$ (4,204)	$ (56,636)	$ (1,130)
Executive Transition (net of tax) (1)	322	264	749	576
Closure and Impairment (net of tax) (2)	5,009	1,080	5,232	1,156
Severance and Other Corporate Restructure Costs (net of tax)	2,324	-	3,384	-
Debt Prepay Penalties & Deferred Financing Fee Write-Offs (net of tax)	1,167	-	1,167	-
Net Income from Continuing Operations Excluding Special Items	$ (25,915)	$ (2,860)	$ (46,104)	$ 602

Diluted Earnings Per Share from Continuing Operations	$ (0.58)	$ (0.07)	$ (0.94)	$ (0.02)
Executive Transition (net of tax) (1)	0.01	0.00	0.01	0.01
Closure and Impairment (net of tax) (2)	0.08	0.02	0.09	0.02
Severance and Other Corporate Restructure Costs (net of tax)	0.04	-	0.05	-
Debt Prepay Penalties & Deferred Financing Fee Write-Offs (net of tax)	0.02	-	0.02	-
Diluted Earnings Per Share Excluding Special Items	$ (0.43)	$ (0.05)	$ (0.77)	$ 0.01

(1) Includes search fees, signing and retention bonuses, relocation, and travel-related expenses resulting from Executive transitions
(2) Includes impairments resulting from the Q2 FY14 pre-announced 30 Ruby Tuesday restaurant closures in Q3 & Q4 FY14 and the Q4 FY13 Lime Fresh asset impairments, as well as lease reserve and other closing cost adjustments related to the 21 Q4 FY12 Ruby Tuesday closures and the four Q3 & Q4 FY13
Lime Fresh closures

ABOUT RUBY TUESDAY

Ruby Tuesday, Inc. has 779 Company-owned and/or franchise Ruby Tuesday brand restaurants in 45 states, the District of Columbia, 11 foreign countries, and Guam, in addition to 29 Company-owned and/or franchise Lime Fresh brand restaurants in five states, the District of Columbia, and one foreign country.  As of December 3, 2013, we owned and operated 703 Ruby Tuesday restaurants and franchised 76 Ruby Tuesday restaurants, comprised of 33 domestic and 43 international restaurants.  We also owned and operated 21 Lime Fresh restaurants and franchised eight Lime Fresh restaurants, comprised of six domestic and two international restaurants.  Our Company-owned and operated restaurants are concentrated primarily in the Southeast, Northeast, Mid-Atlantic, and Midwest of the United States, which we consider to be our core markets.

Ruby Tuesday, Inc. is traded on the New York Stock Exchange (Symbol:  RT).
For more information, contact:
Michael Moore, EVP and Chief Financial Officer
Phone:  865-379-5700

Ruby Tuesday, Inc.
News Release
January 8, 2014
Page -6-

The Company will host a conference call, which will be a live web-cast, this afternoon at 5:00 p.m. Eastern Time.   The call will be available live at the following websites:

http://www.rubytuesday.com
http://www.earnings.com

Special Note Regarding Forward-Looking Information

This press release contains various forward-looking statements, which represent our expectations or beliefs concerning future events, including one or more of the following:  future financial performance, future capital expenditures, future borrowings and repayments of debt, availability of financing on terms attractive to the Company, compliance with financial covenants in our debt instruments, restaurant growth (both Company-owned and franchised), payment of dividends, stock and bond repurchases, restaurant acquisitions, and changes in senior management and in the Board of Directors.  We caution the reader that a number of important factors and uncertainties could, individually or in the aggregate, cause our actual results to differ materially from those included in the forward-looking statements (such statements include, but are not limited to, statements relating to cost savings that we estimate may result from any programs we implement, our estimates of future capital spending, our targets for annual growth in same-restaurant sales and average annual sales per restaurant, and the benefits of our television marketing), including, without limitation, the following: general economic conditions; changes in promotional, couponing and advertising strategies; changes in our customers’ disposable income; consumer spending trends and habits; increased competition in the restaurant market; laws and regulations affecting labor and employee benefit costs, including further potential increases in state and federally mandated minimum wages, and healthcare reform; customers’ acceptance of changes in menu items; changes in the availability and cost of capital; potential limitations imposed by debt covenants under our debt instruments; mall-traffic trends; weather conditions in the regions in which Company-owned and franchised restaurants are operated; costs and availability of food and beverage inventory; our ability to attract and retain qualified managers, franchisees and team members; impact of adoption of new accounting standards; impact of food-borne illnesses resulting from an outbreak at either one of our restaurant concepts or other competing restaurant concepts; effects of actual or threatened future terrorist attacks in the United States; and significant fluctuations in energy prices.

Ruby Tuesday, Inc.
News Release
January 8, 2014
Page - 7 -

RUBY TUESDAY, INC.

Financial Results For the Second Quarter of Fiscal Year 2014
(Amounts in thousands except per share amounts)
(Unaudited)

CONDENSED STATEMENTS OF OPERATIONS
	13 Weeks		13 Weeks		26 Weeks		26 Weeks
	Ended		Ended		Ended		Ended
	December 3,	Percent	December 4,	Percent	December 3,	Percent	December 4,	Percent
	2013	of Revenue	2012	of Revenue	2013	of Revenue	2012	of Revenue

Revenue:
Restaurant sales and operating revenue	$ 274,719	99.5	$ 298,597	99.5	$ 562,811	99.5	$ 624,864	99.5
Franchise revenue	1,490	0.5	1,480	0.5	3,072	0.5	3,136	0.5
Total revenue	276,209	100.0	300,077	100.0	565,883	100.0	628,000	100.0

Operating Costs and Expenses:
(as a percent of Restaurant sales and operating revenue)
Cost of merchandise	77,669	28.3	82,847	27.7	157,607	28.0	170,710	27.3
Payroll and related costs	97,517	35.5	100,731	33.7	200,250	35.6	207,923	33.3
Other restaurant operating costs	65,289	23.8	65,648	22.0	132,823	23.6	131,502	21.0
Depreciation	13,915	5.1	14,677	4.9	28,124	5.0	29,688	4.8
(as a percent of Total revenue)
Selling, general and administrative, net	37,031	13.4	38,541	12.8	74,046	13.1	81,548	13.0
Closures and impairments, net	14,143	5.1	1,891	0.6	22,176	3.9	2,978	0.5
Total operating costs and expenses	305,564		304,335		615,026		624,349

(Loss)/Earnings From Operations	(29,355)	(10.6)	(4,258)	(1.4)	(49,143)	(8.7)	3,651	0.6

Interest expense, net	6,620	2.4	6,765	2.3	13,373	2.4	13,555	2.2

Loss/(Gain) on extinguishment of debt	672	0.2	(155)	(0.1)	1,183	0.2	(155)	0.0

Pre-tax loss from continuing operations	(36,647)	(13.3)	(10,868)	(3.6)	(63,699)	(11.3)	(9,749)	(1.6)
Benefit for income taxes from continuing operations	(1,910)	(0.7)	(6,664)	(2.2)	(7,063)	(1.2)	(8,619)	(1.4)
Net loss from continuing operations	(34,737)	(12.6)	(4,204)	(1.4)	(56,636)	(10.0)	(1,130)	(0.2)

Income/(Loss) from discontinued operations, net of tax	354	0.1	(10,864)	(3.6)	11	0.0	(11,339)	(1.8)

Net Loss	$ (34,383)	(12.4)	$ (15,068)	(5.0)	$ (56,625)	(10.0)	$ (12,469)	(2.0)

Basic Loss Per Share:
Loss from continuing operations	$ (0.58)		$ (0.07)		$ (0.94)		$ (0.02)
Income/(Loss) from discontinued operations	0.01		(0.17)		-		(0.18)
Basic Net Loss Per Share	$ (0.57)		$ (0.24)		$ (0.94)		$ (0.20)

Diluted Loss Per Share:
Loss from continuing operations	$ (0.58)		$ (0.07)		$ (0.94)		$ (0.02)
Income/(Loss) from discontinued operations	0.01		(0.17)		-		(0.18)
Diluted Net Loss Per Share	$ (0.57)		$ (0.24)		$ (0.94)		$ (0.20)

Shares:
Basic	60,196		62,005		60,111		62,409
Diluted	60,196		62,005		60,111		62,409

Ruby Tuesday, Inc.
News Release
January 8, 2014
Page - 8 -

RUBY TUESDAY, INC.

Financial Results For the Second Quarter
of Fiscal Year 2014
(Amounts in thousands)
(Unaudited)
	December 3,	June 4,
CONDENSED BALANCE SHEETS	2013	2013
Assets
Cash and Cash Equivalents	$23,618	$52,907
Accounts Receivable	5,779	4,834
Inventories	27,415	30,872
Income Tax Receivable	5,343	1,900
Deferred Income Taxes	4,579	7,296
Prepaid Rent and Other Expenses	14,293	14,180
Assets Held for Sale	4,432	9,175

Total Current Assets	85,459	121,164

Property and Equipment, Net	824,160	859,830
Other Assets	62,823	62,189

Total Assets	$972,442	$1,043,183

Liabilities
Current Portion of Long Term Debt, including
Capital Leases	$9,838	$8,487
Other Current Liabilities	108,192	97,145

Total Current Liabilities	118,030	105,632

Long-Term Debt, including Capital Leases	263,304	290,515
Deferred Income Taxes	2,778	5,753
Deferred Escalating Minimum Rents	48,583	46,892
Other Deferred Liabilities	73,498	77,556

Total Liabilities	506,193	526,348

Shareholders' Equity	466,249	516,835

Total Liabilities and
Shareholders' Equity	$972,442	$1,043,183